Exhibit 10.15

AMENDED AND RESTATED

SERIES B PREFERRED SHARES PURCHASE AGREEMENT

[***] Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

TABLE OF CONTENTS

(continued)

4.	Conditions to the Purchasers’ Obligations at Closing		18
	4.1	Representations and Warranties	18
	4.2	Performance	19
	4.3	Qualifications	19
	4.4	Opinion of Company Counsel	19
	4.5	Indemnification Agreements	19
	4.6	Board of Directors	19
	4.7	Investors’ Rights Agreement	19
	4.8	Right of First Refusal and Co-Sale Agreement	19
	4.9	Voting Agreement	19
	4.10	Restated Operating Agreement	19
	4.11	Secretary’s Certificate	19
	4.12	Proceedings and Documents	20
	4.13	Minimum Number of Shares at First Additional Closing	20
	4.14	Anti-dilution and Preemptive Rights Waiver	20
	4.15	CFIUS Approval	20
	4.16	Rakuten Commercial Agreement	20

5.	Conditions of the Company’s Obligations at Closing		20
	5.1	Representations and Warranties	20
	5.2	Performance	20
	5.3	Qualifications	20
	5.4	Investors’ Rights Agreement	20
	5.5	Right of First Refusal and Co-Sale Agreement	20
	5.6	Voting Agreement	20

6.	Miscellaneous		21
	6.1	Survival of Warranties	21
	6.2	Publicity	21
	6.3	Commercial Partnership	23
	6.4	Cooperation	23
	6.5	Successors and Assigns	23
	6.6	Governing Law	23
	6.7	Counterparts	24
	6.8	Titles and Subtitles	24
	6.9	Notices	24
	6.10	No Finder’s Fees	24
	6.11	Attorneys’ Fees	24
	6.12	Amendments and Waivers	24
	6.13	Severability	24
	6.14	Delays or Omissions	25
	6.15	Entire Agreement	25
	6.16	Dispute Resolution	25

TABLE OF CONTENTS

(continued)

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF RESTATED OPERATING AGREEMENT

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit F -	FORM OF VOTING AGREEMENT

Annex 1 -	TERMS OF VODAFONE COMMERCIAL AGREEMENTS

Annex 2 -	RAKUTEN COMMERCIAL AGREEMENTS AND RESTRICTED INVESTOR LIST

AMENDED AND RESTATED

SERIES B PREFERRED SHARES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SERIES B PREFERRED SHARES PURCHASE AGREEMENT (this “Agreement”), is made as of the 4th day of February, 2020 by and among AST & Science, LLC, a Delaware limited liability company (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

WHEREAS, the Company and certain of the Purchasers previously purchased shares of Series B Preferred Shares of the Company (the “Series B Preferred Shares”), set forth opposite each such Purchaser’s name on Exhibit A, at a purchase price of $40.08398 per share, pursuant to that certain Series B Preferred Shares Purchase Agreement dated October 16, 2019 (the “Prior Purchase Agreement”); and

WHEREAS, the parties hereto now desire to amend and restate in its entirety the Prior Purchase Agreement and replace it with this Agreement, and set out the respective rights, obligations, and duties of the Purchasers and the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned persons, being (i) the Company, (ii) Purchasers that purchased Series B Preferred Shares at the Initial Closing (as defined below), and (iii) Purchasers purchasing Series B Preferred Shares at the First Additional Closing and any other Additional Closings (each as defined below), hereby agree as follows:

The parties hereby agree as follows:

1. Purchase and Sale of Series B Preferred Shares.

1.1 Sale and Issuance of Series B Preferred Shares.

(a) The Company shall adopt on the First Additional Closing (as defined below) the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company in the form of Exhibit B attached to this Agreement (the “Restated Operating Agreement”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series B Preferred Shares of the Company (the “Series B Preferred Shares”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $40.08398 per share. The shares of Series B Preferred Shares issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and the First Additional Closing and any Additional Shares, as defined below) shall be referred to in this Agreement as the “Shares.”

1.2 Closing; Delivery.

(a) The initial purchase and sale of the Shares occurred on October 16, 2019 (the “Initial Closing”).

(b) The second purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on the third business day following the Company’s receipt of CFIUS Approval (as defined below), or at such other time and place after receiving CFIUS Approval as the Company and Rakuten Mobile Singapore PTE. LTD. (“Rakuten”) mutually agree upon, orally or in writing (which time and place are designated as the “First Additional Closing”). The term “Closing” shall apply to each such closing or any other closing under this Agreement unless otherwise specified.

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(c) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to the bank account of the Company set forth on Subsection 1.2(b) of the Disclosure Schedules, by cancellation or conversion of indebtedness of the Company to Purchaser, or by any combination of such methods.

1.3 Sale of Additional Series B Preferred Shares. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, additional shares of Series B Preferred Shares (subject to appropriate adjustment in the event of any share dividend, share split, combination or similar recapitalization affecting such shares) (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”), including to Rakuten, provided that each Additional Purchaser becomes a party to the Transaction Agreements (as defined below) by executing and delivering a counterpart signature page to each of the Transaction Agreements and the Restated Operating Agreement. Rakuten covenants and agrees to purchase 1,966,704 Shares for a total of $78,833,326 at the First Additional Closing. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares. After the First Additional Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, additional shares of Series B Preferred Shares to accredited investors reasonably acceptable to Rakuten and Vodafone.

1.4 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Shares to (i) continue the development of the Company’s satellite technology, (ii) manufacture and launch the BlueWalker 3 satellite and build out related ground infrastructure, (iii) build out the Midland, Texas facility and testing capabilities in preparation for high volume satellite manufacturing for the Company’s satellite constellation, (iv) repay that certain Founder Bridge Loan (as defined in the Disclosure Schedule), and (v) pay general business expenses and obligations of the Company.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b) “CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Government agency acting in its capacity as a member of CFIUS or directly involved in CFIUS’s review of the transactions contemplated by this Agreement.

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(c) “CFIUS Approval” means that: (i) CFIUS has issued a final written determination that the First Additional Closing does not constitute a “covered transaction,” pursuant to either 31 C.F.R. § 800.207, or a “pilot program covered investment,” pursuant to 31 C.F.R. § 801.209; (ii) CFIUS has issued a written notice to Rakuten and the Company that it has concluded a review or investigation of the First Additional Closing and has concluded all action under the DPA; (iii) CFIUS has issued a written notice to Rakuten and the Company that, pursuant to 31 C.F.R. § 801.407(a)(2), CFIUS is not able to complete action under the DPA with respect to the First Additional Closing; or (iv) CFIUS has sent a report to the President of the United States requesting the President’s decision and the President has announced a decision during the time period specified under the DPA not to take any action or suspend or prohibit the First Additional Closing.

(d) “CFIUS Filing” means a pilot program declaration submitted to CFIUS pursuant to 31 C.F.R. Part 801 or a joint voluntary notice submitted to CFIUS pursuant to 31 C.F.R. Part 800.

(e) “CFIUS Pilot Program” means the pilot program administered by CFIUS pursuant to FIRRMA and 31 C.F.R. Part 801.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Intellectual Property” means all Intellectual Property owned, purported to be owned, or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(h) “Company Software” means software developed by the Company in connection with the Company’s business.

(i) “DPA” means section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations promulgated thereunder, including those codified at 31 C.F.R. § 800-801 et seq.

(j) “FIRRMA” means the Foreign Investment Risk Review Modernization Act of 2018.

(k) “Incentive Shares” has the meaning ascribed to such term in the Restated Operating Agreement.

(l) “Indemnification Agreements” means the agreement between the Company and each director designated by Rakuten, dated as of the date of this Agreement and effective as of the First Additional Closing, in a form reasonably acceptable to Rakuten.

(m) “Intellectual Property” means (i) patents, provisional and non-provisional patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, national stage entry, supplemental protection certificate, extension, continuation, continuation-in-part, or reexamination thereof; (ii) registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, and other indicia of origin, together with all goodwill associated therewith; (iii) copyrights (including copyrights in software, firmware, databases, and related documentation), registered or unregistered and copyrightable works, works of authorship; (iv) domain names web addresses, websites, uniform resource locators (URLs), tools, and social media accounts; (v) trade secrets, confidential, proprietary, or non-public information (whether or not a trade secret under applicable laws), including ideas, know-how, product development techniques or plans, research and development information, algorithms, concepts, discoveries, improvements, procedures, drawings, specifications, designs, plans, proposals, technical data, financial data, business and marketing plans, pricing policies, operational methods, customer and supplier lists and related information, employee data and new personnel acquisition plans, and consultant arrangements; and (vi) similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all corresponding rights that, now or hereafter, may be secured throughout the world.

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(n) “Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement among the Company and the Purchasers dated as of the date of this Agreement and effective as of the First Additional Closing, in the form of Exhibit D attached to this Agreement.

(o) “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any material Company Intellectual Property.

(p) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable inquiry of the following officers: Abel Avellan, Tom Severson and Dr. Huiwen Yao.

(q) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(r) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s) “Preferred Shares” means the Series B Preferred Shares and the Series A Preferred Shares.

(t) “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.2(b).

(u) “Rakuten” means Rakuten Mobile Singapore PTE. LTD.

(v) “Right of First Refusal and Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, the Purchasers, and certain other shareholders of the Company, dated as of the date of this Agreement and effective as of the First Additional Closing, in the form of Exhibit E attached to this Agreement.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x) “Shares” means the shares of Series B Preferred Shares issued at the First Additional Closing and any Additional Shares issued at a subsequent Closing under Subsection 1.2(b).

(y) “Subsidiary” means, at any time, any Person of which the shares, membership interests or other equity interests representing fifty percent (50%) or more of the outstanding equity interests or fifty percent (50%) or more of the voting power are owned, directly or indirectly, by the Company or any Subsidiary of the Company.

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(z) “Transaction Agreements” means this Agreement, the Restated Operating Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and the Voting Agreement.

(aa) “Vodafone” means Vodafone Ventures Limited.

(bb) “Voting Agreement” means the Second Amended and Restated Voting Agreement among the Company, the Purchasers and certain other shareholders of the Company, dated as of the date of this Agreement and effective as of the First Additional Closing, in the form of Exhibit F attached to this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the First Additional Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any Subsidiaries of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Limited Liability Company Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The share capital of the Company consists, immediately prior to the First Additional Closing, of:

(i) 10,000,000 authorized Common Shares (the “Common Shares”), of which 5,500,000 are issued and outstanding.

(ii) 684,932 authorized Series A Preferred Shares, all of which are issued and outstanding immediately prior to the First Additional Closing (the “Series A Preferred Shares”). The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Restated Operating Agreement and as provided by the Delaware Limited Liability Company Act.

(iii) 2,765,027 authorized Series B Preferred Shares, 1,991,652 of which are issued and outstanding immediately prior to the First Additional Closing. The rights, privileges and preferences of the Series B Preferred Shares are as stated in the Restated Operating Agreement and as provided by the Delaware Limited Liability Company Act.

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(iv) All outstanding Common Shares and Preferred Shares and any other equity interests of the Company were duly authorized, validly issued and were issued in compliance with all applicable federal and state securities laws.

(b) The Company has reserved 883,562 Common Shares (which may also be issued as Incentive Shares) for issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2019 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company’s shareholders (the “Share Plan”). 242,832 of such reserved shares remain available for issuance (of which 189,501 are targeted for issuance to designated employee positions and 53,331 are unallocated).

(c) Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the First Additional Closing including the number of shares of the following: (i) issued and outstanding Common Shares, including, with respect to restricted Common Shares, vesting schedule and repurchase price; (ii) granted share options, including vesting schedule and exercise price; (iii) shares of Common Shares reserved for future award grants under the Share Plan; (iv) each series of Preferred Shares; and (v) warrants or share purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Subsection 2.2(a)(ii) of this Agreement and Subsection 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Shares, Series A Preferred Shares, Series B Preferred Shares, or any securities convertible into or exchangeable for shares of Common Shares, Series A Preferred Shares or Series B Preferred Shares. All outstanding shares of the Company’s Common Shares and all shares of the Company’s Common Shares underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d) Except as described in Subsection 2.2(d) of the Disclosure Schedules, none of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Share Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Operating Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its share capital. The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(e) All of the Preferred Shares convert to Common Shares on a 1:1 basis and there are no anti-dilution adjustments or other similar rights that may be triggered by the Transaction Agreements or any of the transactions contemplated thereby.

2.3 Subsidiaries. Except as set forth on Subsection 2.3(i) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as set forth on Subsection 2.3(ii) of the Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary (i) are owned directly or indirectly by the Company, free and clear of all liens and encumbrances, (ii) are duly and validly authorized and issued, (if applicable) fully paid and nonassessable and (iii) to the Company’s knowledge, were issued in accordance with all applicable laws. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from any Subsidiary of any shares of its capital stock or other equity interests.

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2.4 Authorization. All limited liability company action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Shares issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in the Voting Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Shares issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Operating Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement and in the Voting Agreement, the Common Shares issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the submission of the CFIUS Filing and receipt of CFIUS Approval with respect to the First Additional Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

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2.8 Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for or used by the Company in the ordinary operation of the Company’s business as presently conducted, and the Company owns or possesses valid and sufficient legal rights to all Company Intellectual Property without any conflict with, or infringement of, the rights of others, including prior employees or consultants, with which the Company may be affiliated now or may have been affiliated in the past. No product or service marketed or sold (or proposed to be marketed or sold) by the Company, nor the conduct of the Company’s business as currently conducted or as proposed to be conducted, violates or will violate any the terms and conditions of any license or misappropriates, dilutes, infringes or otherwise violates or will misappropriate, dilute, infringe, or otherwise violate any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. The Company has not received any communications alleging that the Company has misappropriated, diluted, infringed, or otherwise violated, or by conducting its business, would misappropriate, dilute, infringe, or otherwise violate any Intellectual Property rights of any other Person. To the Company’s knowledge, no Person is no Person is infringing, misappropriating, diluting, or otherwise violating any of the Owned Intellectual Property. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. The Company has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information of the Company, and has required recipients of any such information to execute a valid, binding and written confidentiality agreement that adequately protects the Company’s rights therein. To the Company’s knowledge, there has been no unauthorized disclosure or use of any trade secrets or other confidential information of the Company, whether or not in the possession or control of the Company. Subsection 2.8 of the Disclosure Schedule is a true, complete and correct list of all Intellectual Property, in each case owned by the Company (“Owned Intellectual Property”). The Company is the sole owner of and possesses all right, title, and interest in and to all of the Owned Intellectual Property, free and clear of all liens. All Owned Intellectual Property that has been registered, or for which an application for registration has been submitted, is valid, subsisting, unexpired, in good standing, and recorded in the name of the Company. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development or any software developed by the Company in connection with the Company’s business, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. Except as set forth in Subsection 2.8 of the Disclosure Schedule, (i) no source code for any Company Software has been delivered, licensed, or made available; (ii) the Company does not have a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software, in each case of (i)-(iii) above, to any Person who is not an employee of the Company. For purposes of this Subsection 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

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2.9 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Operating Agreement or certificate of formation filed with the office of the Secretary of State of the State of Delaware on May 31, 2017 (the “Certificate of Formation”), (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10 Agreements; Actions.

(a) Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $250,000, (ii) the license of any Company Intellectual Property to or from the Company, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

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(b) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements that may be approved by the Board of Directors, and (iii) the purchase of shares of the Company’s share capital and the issuance of options to purchase shares of the Company’s Common Shares, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.

2.12 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

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2.14 Financial Statements. The Company has delivered to each Purchaser its unaudited financial statements for the fiscal year ended December 31, 2018 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2019 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements; and (iv) liabilities set forth on the Subsection 2.14 of the Disclosure Schedules.

2.15 Changes. Since the Balance Sheet Date, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

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(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Subsection 2.15.

2.16 Employee Matters.

(a) Subsection 2.16(a) of the Disclosure Schedule sets forth a list of all employees, consultants and independent contractors of the Company, including a description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation for the fiscal year ended 2018 or is anticipated to receive compensation in excess of $10,000 for the fiscal year ending 2019.

(b) To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16(d) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

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(e) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(f) Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g) Subsection 2.16(g) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

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2.18 Insurance. Except as set forth on Subsection 2.18 of the Disclosure Schedules, the Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19 Employee and Consulting Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). At all times, each Person who has been involved in the creation, modification, reduction to practice, or development of any Owned Intellectual Property has executed and delivered a valid, binding, written agreement (i) pursuant to which such Person agrees to maintain the confidentiality of the confidential and proprietary information of the Company; and (ii) that includes a valid, present assignment to the Company of all Owned Intellectual Property created, modified, reduced to practice, or developed by such Person. Except as set forth on Subsection 2.19 of the Disclosure Schedules, no current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each of Abel Avellan, as the Chief Executive Officer of the Company, and Tom Severson, as the Chief Financial Officer of the Company, have executed a noncompetition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Purchasers. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.19.

2.20 Compliance with Law; Permits. The Company is not, and since its January 1, 2014 has not been, in violation of any federal, state or foreign statute, rule or regulation applicable to the Company, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the UK Bribery Act of 2010 (“UK Bribery Act”). The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21 Limited Liability Company Documents. The Restated Operating Agreement and the Certificate of Formation are in the form provided to the Purchasers.

2.22 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

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For purposes of this Subsection 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23 Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.24 Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan, which is attached to Subsection 2.14 of the Disclosure Schedules (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office (x) for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person or (y) otherwise in violation of the FCPA, or any other applicable antibribery or anticorruption law including, to its knowledge, the U.K. Bribery Act. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA, or any other applicable anti-bribery or anti-corruption law including, to its knowledge, the U.K. Bribery Act, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, or any other anticorruption law including, to its knowledge, the U.K. Bribery Act.

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2.26 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. The information technology systems used in the operation of the Company’s business, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), perform reliably and are in material conformance with the applicable specifications and documentation for such systems. Since January 1, 2014, there have been no failures, breakdowns, data security breaches or other incidents adversely affecting any such IT Systems or any software, data, information or materials contained therein, other than events or conditions that occurred in the ordinary course of business and did not materially disrupt the operations of the Company. The Company maintains commercially reasonable security, disaster recovery and business continuity plans and procedures and has taken commercially reasonable measures to protect the security and integrity of the IT Systems and of the software and data stored or contained therein or transmitted thereby.

2.27 Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

2.28 CFIUS. The Company warrants and represents that, as of the date of the Initial Closing: (i) it was not a “Pilot Program U.S. Business” as that term is defined in 31 C.F.R. § 801.213 under the CFIUS Pilot Program and associated regulations; (ii) it was not producing, designing, testing, manufacturing, fabricating, or developing products, services, software, technology, or technical data that constituted “Critical Technologies” as that term is defined in 31 C.F.R. § 801.204 under the CFIUS Pilot Program; and (iii) it did not have any business activity in (or otherwise design Critical Technologies for) any of the twenty-seven (27) “pilot program industry(s)” as that term is defined in 31 C.F.R. § 801.212 under the CFIUS Pilot Program. The Company warrants and represents that, as of the date of the First Additional Closing, the Company is a “Pilot Program U.S. Business,” as that term is defined in 31 C.F.R. § 801.213.

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3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company as to itself, severally and not jointly as to any other Purchaser, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Shares into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

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3.6 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4. Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the First Additional Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the First Additional Closing.

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4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3 Qualifications. All (i) authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement and (ii) consents or other approvals of third parties, including the shareholders of the Company, required in connection with the transactions contemplated by this Agreement or the transactions contemplated by the other Transaction Agreements (including, without limitation, the Company’s issuance of the Additional Shares to the Purchasers at any Closing subsequent to the First Additional Closing), in each case, shall be obtained and effective as of such Closing.

4.4 Opinion of Company Counsel. The Purchasers shall have received from Foley & Lardner LLP, an opinion, dated as of the First Additional Closing, in a form acceptable to Rakuten.

4.5 Indemnification Agreements. The Company shall have executed and delivered the Indemnification Agreements.

4.6 Board of Directors. As of the First Additional Closing, the authorized size of the Board of Directors of the Company shall be nine (9), and the Board of Directors shall be comprised of Abel Avellan, Tom Severson, Adriana Cisneros, Luke Ibbetson, Hiroshi Mikitani and Tareq Amin and three (3) directorships initially vacant.

4.7 Investors’ Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other shareholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.8 Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other shareholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.9 Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other shareholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.10 Restated Operating Agreement. The Company shall have prepared the Restated Operating Agreement for execution on or prior to the First Additional Closing, which shall continue to be in full force and effect as of the Closing, and at the First Additional Closing, shall have been entered into among the Company, the Purchasers at the First Additional Closing and the other shareholders of the Company named as parties thereto.

4.11 Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Certificate of Formation, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the shareholders of the Company approving the Restated Operating Agreement.

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4.12 Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.13 Minimum Number of Shares at First Additional Closing. At minimum 1,966,704 Shares must be sold to the Purchasers (including Rakuten) at the First Additional Closing.

4.14 Anti-dilution and Preemptive Rights Waiver. The Company shall have obtained enforceable waivers in respect of any anti-dilution rights or adjustments or preemptive rights under the Operating Agreement or otherwise, which would be or have been triggered by or would directly or indirectly affect, the transactions contemplated by this Agreement or the transactions contemplated by the other Transactions Documents (including, without limitation, the Company’s issuance of the Additional Shares to the Purchasers at any Closing subsequent to the First Additional Closing) or shall provide evidence reasonably satisfactory to the Purchasers that no such rights or adjustments will be triggered or have been triggered by, or will not, directly or indirectly, affect such transactions.

4.15 CFIUS Approval. The Company shall have received CFIUS Approval.

4.16 Rakuten Commercial Agreement. The Company and Rakuten have entered into the Rakuten Commercial Agreements.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the First Additional Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2 Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 Investors’ Rights Agreement. Each Purchaser and the other shareholders of the Company parties thereto shall have executed and delivered the Investors’ Rights Agreement.

5.5 Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other shareholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.6 Voting Agreement. Each Purchaser and the other shareholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

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6. Miscellaneous.

6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company. With respect to the Purchasers party to the Prior Purchase Agreement, the representations and warranties made by the Company on the Initial Closing Date in Section 2 of the Prior Purchase Agreement shall survive, and such Purchasers’ recourse under the Prior Purchase Agreement shall in no way be affected by, the amendment and restatement of the Prior Purchase Agreement pursuant to, or the execution and delivery of, this Agreement and/or any subsequent Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers party to the Prior Purchase Agreement or the Company. Nothing in this Agreement shall release the Company from any liability arising from its breach of any term, condition or provision of the Prior Purchase Agreement.

6.2 Publicity.

(a) Except as required by law, the Company will not, without the written consent of Vodafone, make any disclosures or public announcements relating to Vodafone’s purchase of the Shares pursuant to this Agreement or any discussions relating hereto or thereto or discuss the terms of this Agreement or the other Transaction Agreements, or its ownership interest in the Company, with any person other than (i) the Company’s key employees and officers, (ii) members of the Board of Directors of the Company, (iii) the Company’s accountants, professional advisors or attorneys or (iv) the Company’s investors, prospective investors in the Company’s securities or any prospective acquirer in connection with a change of control, provided that such prospective investor or acquirer is bound by an obligation of confidentiality with respect to such information. In addition, neither the Company, its Subsidiaries nor any of their respective representatives shall (x) use Vodafone’s name or the name of any of its affiliates in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of Vodafone or (y) issue any statement or communication to any third party (other than to their legal, accounting and financial advisors) regarding Vodafone’s investment in the Company without the consent of Vodafone. Notwithstanding the foregoing, the Company may, (A) if Vodafone’s investment in the Company has been publicly disclosed by or with the prior consent of Vodafone, from then forward confirm and/or disclose in public and non-public communications that Vodafone has invested in the Company, without disclosing the terms or amount of such investment, and (B) without the prior approval of Vodafone, disclose the terms and/or amount of Vodafone’s investment as required by law, rule, regulation or listing standard, in which case the Company (1) shall promptly notify Vodafone of such requirement to the extent legally permitted and will cooperate with Vodafone to the extent practicable to limit the information disclosed to only such information that the Company, as advised by counsel, is required by law to be disclosed and (2) will, to the extent practicable and at the request and expense of Vodafone, seek to obtain a protective order over, or confidential treatment of, such information.

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(b) Except as required by law, the Company will not, without the written consent of Rakuten, make any disclosures or public announcements relating to Rakuten’s purchase of the Shares pursuant to this Agreement or any discussions relating hereto or thereto or discuss the terms of this Agreement or the other Transaction Agreements, or its ownership interest in the Company, with any person other than (i) the Company’s key employees and officers, (ii) members of the Board of Directors of the Company, (iii) the Company’s accountants, professional advisors or attorneys or (iv) the Company’s investors, prospective investors in the Company’s securities or any prospective acquirer in connection with a change of control, provided that such prospective investor or acquirer is bound by an obligation of confidentiality with respect to such information. In addition, neither the Company, its Subsidiaries nor any of their respective representatives shall (x) use Rakuten’s name or the name of any of its affiliates in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of Rakuten or (y) issue any statement or communication to any third party (other than to their legal, accounting and financial advisors) regarding Rakuten’s investment in the Company without the consent of Rakuten. Notwithstanding the foregoing, the Company may, (A) if Rakuten’s investment in the Company has been publicly disclosed by or with the prior consent of Rakuten, from then forward confirm and/or disclose in public and non-public communications that Rakuten has invested in the Company, without disclosing the terms or amount of such investment, and (B) without the prior approval of Rakuten, disclose the terms and/or amount of Rakuten’s investment as required by law, rule, regulation or listing standard, in which case the Company (1) shall promptly notify Rakuten of such requirement to the extent legally permitted and will cooperate with Rakuten to the extent practicable to limit the information disclosed to only such information that the Company, as advised by counsel, is required by law to be disclosed and (2) will, to the extent practicable and at the request and expense of Rakuten, seek to obtain a protective order over, or confidential treatment of, such information.

6.3 Commercial Partnerships.

(a) Following the Initial Closing, Vodafone and the Company shall each cooperate in good faith and use their respective commercially reasonable efforts to, as promptly as practicable after the Initial Closing, enter into one or more definitive agreements pursuant to which Vodafone or its Affiliate(s) and the Company enter into a commercial partnership that is currently anticipated to use the Company’s space platform to provide mobile services to areas unserved and/or inconsistently served by terrestrial network coverage (the “Vodafone Commercial Agreements”). The Vodafone Commercial Agreements shall include the terms set forth on Annex 1 attached hereto, including the Company’s grant of certain [***] rights and protections to Vodafone in the Vodafone Markets (as defined in Annex 1 attached hereto) as set forth on Annex 1. The Company shall not (and shall cause its Subsidiaries and Affiliates not to) enter into any agreement (or any term sheet, letter of intent or other document or commitment, in which the Company or its Subsidiaries or Affiliates agrees to enter into any agreement or otherwise) that grants any other Person rights related to the provision of mobile services in the Vodafone Markets or Vodafone Partner Markets (each as defined in Annex 1 attached hereto) prior to execution of all of the Vodafone Commercial Agreements by Vodafone or its Affiliate(s) and the Company.

(b) Upon the First Additional Closing, Rakuten (or its Affiliate(s), if such agreement is assigned by Rakuten to an Affiliate(s)) and the Company shall have entered into a commercial partnership to use the Company’s space platform to provide mobile services in Japan on the terms set forth in Annex 2 attached hereto (the “Rakuten Commercial Agreements”). The Rakuten Commercial Agreements include the terms set forth on Annex 2. Subject to the consummation of the First Additional Closing, the Company shall not (and shall cause its Subsidiaries and Affiliates not to) enter into any agreement (or any term sheet, letter of intent or other document or commitment, in which the Company or its Subsidiaries or Affiliates agrees to enter into any agreement or otherwise) that grants any other Person rights that would prohibit the parties from fulfilling its respective obligations of the Rakuten Commercial Agreements. In addition and following the First Additional Closing, the Company shall not receive investment from, or enter into a strategic partnership with, certain companies identified on Annex 2 without the prior written consent of Rakuten.

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6.4 Cooperation.

(a) Notwithstanding any other provision contained in this Agreement, with respect to a current or future direct or indirect investment in the Shares or other interest in the Company (collectively, the “Investment”) by Vodafone (i) the Company shall reasonably cooperate with Vodafone and its Affiliates and representatives in good faith to determine whether the submission of a filing is required pursuant to the CFIUS Pilot Program or otherwise warranted and to file a CFIUS Filing if the submission of a CFIUS Filing is required pursuant to the CFIUS Pilot Program or if, at any time after the date hereof, (A) CFIUS requests, recommends or mandates the submission of a CFIUS Filing or (B) CFIUS poses questions to Vodafone or the Company with respect to the Investment, and Vodafone determines that the submission of a CFIUS Filing is warranted, and (ii) the Company shall take all other reasonable steps, in compliance with applicable law or regulations, as agreed by Vodafone, that are necessary to obtain and/or retain CFIUS Approval with respect to the Investment.

(b) Rakuten and the Company have determined that the First Additional Closing contemplated by this Agreement is subject to the CFIUS Pilot Program. Rakuten and the Company (collectively, “First Additional Closing Parties”, for purposes of this section) shall promptly provide all necessary information within their respective control to complete a CFIUS Filing, and shall do so with the degree of factual detail requested or required by CFIUS. Rakuten and the Company shall keep each other apprised of communications with, and any requests for additional information from, CFIUS with respect to the First Additional Closing contemplated in this Agreement. Rakuten and the Company shall, and shall cause their Affiliates to, use commercially reasonable efforts to obtain CFIUS Approval as promptly as practicable and shall consult with the other First Additional Closing Party on strategic, timing, and factual matters related to obtaining CFIUS Approval. If either Rakuten or the Company receive any request from CFIUS for supplemental information with respect to the CFIUS Filing, the requested First Additional Closing Party shall provide any such requested information to the other First Additional Closing Party as far in advance of the disclosure to CFIUS as is reasonably practicable, but only to the extent that such information does not constitute confidential or proprietary information of the requested First Additional Closing Party exempt from disclosure to the other parties hereto. If, at any time after the date hereof, the Company requests or CFIUS requests, recommends or mandates the submission of an additional CFIUS Filing (including a joint voluntary notice), or if CFIUS poses questions to Rakuten or the Company with respect to Rakuten’s Investment, the Company and Rakuten will submit a CFIUS Filing. Each party shall be responsible for its preparation costs and other expenses (including attorneys’ fees) in connection with the CFIUS Filing and associated CFIUS proceedings.

6.5 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.6 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.9. If notice is given to the Company, a copy shall also be sent to David Kantaros, Esq., c/o Foley & Lardner LLP, 111 Huntington Avenue, Suite 2500, Boston, Massachusetts 02199, Email: [●], and if notice is given to the Purchasers, copies shall also be given to Vodafone Group General Counsel and Company Secretary, via Email: [●] and to Rakuten’s outside legal counsel, Terrence M. Kerwin, Esq. of Fox Rothschild LLP, at [●].

6.10 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction, except as set forth in the Disclosure Schedules. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.11 Attorneys’ Fees; Counsel and Expenses. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Company will pay all legal and due diligence costs of Rakuten and its advisors, upon the consummation of the First Additional Closing, not to exceed $150,000.

6.12 Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least seventy-five percent (75%) of the then-outstanding Shares issued and sold pursuant to this Agreement provided that any amendment to the last sentence of Subsection 1.3, Subsection 1.4, Subsection 2.28, Subsection 6.2, Subsection 6.3 (including Annex 1 and Annex 2), this proviso of Subsection 6.12 and any definitions relevant to any of the foregoing, shall also require the prior written consent of Vodafone and Rakuten. Any amendment or waiver effected in accordance with this Subsection 6.12 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.13 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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6.14 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.15 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Operating Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Series B Preferred Shares Purchase Agreement as of the date first written above.

COMPANY:

AST & SCIENCE, LLC

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Chief Executive Officer

Address:
Midland Intl. Air & Space Port 2901 Enterprise Lane
Midland, TX 79706

Signature Page To Amended And Restated Series B Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Series B Preferred Shares Purchase Agreement as of the date first written above.

PURCHASER:

For and on behalf of
Vodafone Ventures Limited

By:	/s/ Edward Verner
Name:	Edward Verner
Title:	M&A Executive

Address: Vodafone Group Services Limited
Attn: Vodafone Group General Counsel & Company Secretary
One Kingdom Street, Paddington Central, London W2 6BY

Signature Page To Amended And Restated Series B Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Series B Preferred Shares Purchase Agreement as of the date first written above.

PURCHASER:

ATC TRS II LLC

By:	/s/ Michael John McCormack
Name:
Title:

Address: 116 Huntington Avenue – 11th Floor Boston, MA 02116

Signature Page To Amended And Restated Series B Preferred Shares Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Series B Preferred Shares Purchase Agreement as of the date first written above.

PURCHASER:

RAKUTEN MOBILE SINGAPORE PTE. LTD.

By:	/s/ Takashi Watanabe
Name:	Takashi Watanabe
Title:	Director

Address:
c/o Rakuten Mobile Singapore PTE. LTD.
Attn: Mitsuru Koyama
1-14-1 Tamagawa, Setagaya-kn
Tokyo 158-0094 Japan

Signature Page To Amended And Restated Series B Preferred Shares Purchase Agreement

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF RESTATED AGREEMENT

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit F -	FORM OF VOTING AGREEMENT

Annex 1 -	TERMS OF VODAFONE COMMERCIAL AGREEMENTS

Annex 2 -	RAKUTEN COMMERCIAL AGREEMENTS AND RESTRICTED INVESTOR LIST

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

[Intentionally omitted]

EXHIBIT C

[Intentionally omitted]

EXHIBIT D

[Intentionally omitted]

EXHIBIT E

[Intentionally omitted]

EXHIBIT F

FORM OF VOTING AGREEMENT

ANNEX 1

TERMS OF VODAFONE COMMERCIAL AGREEMENTS

1.	Mutual exclusivity within all Vodafone operated markets set forth on Appendix A to this Annex 1 (the “Vodafone Markets”) for a period of five years. The five-year period starts from the launch of commercial service based on the Phase 3 constellation anticipated in Q2 2023. As a requirement for Vodafone to receive or maintain its exclusivity in any given Vodafone Market, Vodafone will make the service available to all Vodafone customers in such Vodafone Market and promote the service to its customers upon the initial launch and also promote the service as an element of its normal course of business customer acquisition efforts through the exclusivity period.

2.	For reference, Phase 1 comprises 18 satellites, low band 700-950 MHz for maximum coverage, 38 countries (including Vodafone Markets in [***]), Phase 2 constellation will be deployed approximately [***] later, adding 45 satellites and EU coverage including all of Vodafone’s Markets and will target 1800MHz spectrum. Phase 3 will add a further 45 satellites and full global coverage up to +/- 60 degrees latitude. Subsequent launch of a further 45 satellites (not yet scheduled) will add further capacity, resilience and MIMO service. The above launch campaign sequence shall be subject to change in coordination with the lead MNO.

3.	Renewal of mutual exclusivity after the initial 5-year period is subject to further negotiation.

4.	Preferential commercial terms will be offered in the Vodafone partner markets set forth on Appendix B to this Annex 1 (the “Vodafone Partner Markets”), [***] offered to the primary mobile operator in the Vodafone Partner Markets. [***]

5.	In Vodafone Markets where Vodafone has exclusivity, there will be a 50/50 revenue share for all services enabled by the Company’s SpaceMobile satellite segment. End-user pricing where Vodafone has exclusivity will be set maximizing Vodafone SpaceMobile (pricing times volume) and set jointly by the Company and Vodafone on a market by market basis.

6.	Vodafone will procure, build and operate the mobile network aspects of the Company’s ground stations as required to support the Company’s operation in Vodafone Markets at a mutually agreed upon cost. This will be a commercial service provided by Vodafone to the Company. Additional ground stations covering non-Vodafone Markets will be built and operated by a different provider.

7.	The Vodafone commercial agreements shall contain appropriate indemnities and recourse against the Company in the event of any breach by the Company of its roll out in the Vodafone markets and partner markets as contemplated by the Vodafone commercial agreements and the terms of the Series B purchase agreement among the Company, Vodafone and the other parties thereto.